Exhibit 99.1

WEX Inc. Reports Fourth Quarter and Full Year 2022 Financial Results

PORTLAND, Maine--(BUSINESS WIRE)--February 9, 2023--WEX Inc. (NYSE: WEX), the global commerce platform that simplifies the business of running a business, today reported financial results for the three months and year ended December 31, 2022.

Fourth Quarter and Full Year 2022 Financial Results

Total revenue for the fourth quarter of 2022 increased 24% to $618.6 million from $497.5 million for the fourth quarter of 2021. The $121.1 million increase in revenue in the quarter includes a net $34.2 million favorable impact from fuel prices and spreads and an $8.7 million negative impact from foreign exchange rates.

On a GAAP basis, net income attributable to shareholders for the fourth quarter of 2022 was $88.7 million, or $2.02 per diluted share, compared to a net loss attributable to shareholders of $11.8 million, or $0.26 per diluted share, for the same period a year ago. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $152.8 million for the fourth quarter of 2022, or $3.44 per diluted share, up 33% from $116.8 million, or $2.58 per diluted share, for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

For the full year 2022, revenue increased 27% to $2.35 billion from $1.85 billion in 2021. Net income attributable to shareholders on a GAAP basis was $4.50 per diluted share in 2022 compared to breakeven per diluted share in 2021. On a non-GAAP basis, adjusted net income per diluted share increased 48% to $13.53 from $9.14 in 2021.

“We finished 2022 in a strong position with another impressive quarter, beating our guidance for revenue and adjusted net income per share and delivering revenue growth for the tenth straight quarter. We had several exciting new product launches and customer wins throughout the year, and we are proud of our outstanding results,” said Melissa Smith, WEX’s Chair, Chief Executive Officer and President.

“Looking ahead to 2023, our strategy remains focused on deepening share of wallet, maintaining our market-leading positions by driving customer-focused innovation, and further building out the scalability of our platform. I am confident in our path forward and the future of WEX as we continue to manage the business through a dynamic economic environment.”

Fourth Quarter 2022 Performance Metrics

  Total volume across all segments increased 45% year over year to $212 billion.
  Fleet Solutions segment payment processing transactions increased 5% year over year to 139.2 million.
  Average number of vehicles serviced was 18.7 million, an increase of 11% from the fourth quarter of 2021.
  Health and Employee Benefit Solutions' average number of Software-as-a-Service (SaaS) accounts grew 14% to 18.5 million from 16.2 million for the fourth quarter of 2021.
  Custodial HSA cash assets in Q4 2022 were $3.5 billion compared to $2.5 billion a year ago.
  Travel and Corporate Solutions' purchase volume grew 57% to $17.1 billion from $10.9 billion for the fourth quarter of 2021.
  During the fourth quarter of 2022 the Company repurchased 947 thousand shares of its stock for a total cost of approximately $141.2 million.
  Cash flow provided by operating activities in 2022 was $679.4 million. Adjusted free cash flow, which is a non-GAAP measure, is $782.4 million for the same period of time. Please see the reconciliation of this non-GAAP measure to operating cash flow in Exhibit 1.

“We delivered strong financial results for the fourth quarter and full year 2022 while continuing to make progress on our strategic initiatives, proving the strength of our global commerce platform, the competitiveness of our offerings and the power of our business model,” said Jagtar Narula, Chief Financial Officer. “We remain confident in our ability to win new customers, expand with existing customers and drive product and technology innovation in 2023, enabling the continued resiliency of our model while also delivering value for our shareholders.”

Financial Guidance

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and the indeterminate amount of certain elements that are included in reported GAAP earnings. See “Additional Information” below for more information about the Company’s forward-looking non-GAAP measures.

  For the first quarter of 2023, the Company expects revenue in the range of $600 million to $610 million and adjusted net income in the range of $140 million to $145 million, or $3.15 to $3.25 per diluted share.
  For the full year 2023, the Company expects revenue in the range of $2.43 billion to $2.47 billion and adjusted net income in the range of $604 million to $627 million, or $13.55 to $14.05 per diluted share.

First quarter and full year 2023 guidance is based on a number of assumptions including an assumed average U.S. retail fuel prices of $3.86 and $3.83 per gallon, respectively. The fuel prices referenced above are based on the applicable NYMEX futures price. Our guidance also assumes approximately 45.7 million fully diluted shares outstanding for the full year.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, changes in fair value of contingent consideration, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, impairment charges, debt restructuring and debt issuance cost amortization, adjustments attributable to our non-controlling interests and certain tax related items. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure without unreasonable effort because of the difficulty in predicting the amounts to be adjusted, including, but not limited to, foreign currency exchange rates, unrealized gains and losses on financial instruments, and acquisition and divestiture related items, which may have a significant impact on our financial results.

Additional Information

Management uses the non-GAAP measures presented within this earnings release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this earnings release in Exhibit 1, reconciliations of non-GAAP measures referenced in this earnings release; in Exhibit 2, tables illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three and twelve months ended December 31, 2022 and 2021; and in Exhibit 3, a table of selected non-financial metrics for the quarter ended December 31, 2022 and the four preceding quarters. The Company is also providing segment revenue for the three and twelve months ended December 31, 2022 and 2021 in Exhibit 4 and information regarding segment adjusted operating income margin and adjusted operating income margin in Exhibit 5.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, February 9, 2023, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed, along with the accompanying slides, at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing +1-888-510-2008 or +1-646-960-0306. The Conference ID number is 2237921. A replay of the webcast and the accompanying slides will be available on the Company's website.

About WEX

WEX (NYSE: WEX) is the global commerce platform that simplifies the business of running a business. WEX has created a powerful ecosystem that offers seamlessly embedded, personalized solutions for its customers around the world. Through its rich data and specialized expertise in simplifying benefits, reimagining mobility and paying and getting paid, WEX aims to make it easy for companies to overcome complexity and reach their full potential. For more information, please visit www.wexinc.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding: expectations of the Company’s future financial performance, assumptions underlying such expectations; future operations; future growth opportunities and expectations; expectations for future revenue performance, future impacts from areas of investment, expectations for the macro environment; expectations for volumes; and assumptions regarding the future number of outstanding diluted shares. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” "will" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the impact of fluctuations in demand for fuel and volatility of fuel prices, including fuel spreads in the Company’s international markets, and the resulting impact on the Company’s revenues and net income; the effects of general economic conditions, including a decline in demand for fuel, travel related services, or healthcare services, and payment and transaction processing activity; the impact and size of credit losses, including fraud losses, and other adverse effects if the Company fails to adequately assess and monitor credit risk or fraudulent use of our payment cards or systems; failure to implement new technology and products; breaches of, or other issues with, the Company’s technology systems or those of its third-party service providers and any resulting negative impact on its reputation, liabilities or relationships with customers or merchants; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the failure to maintain or renew key customer and partner agreements and relationships, or to maintain volumes under such agreements; the failure of corporate investments to result in anticipated strategic value; the extent to which unpredictable events in the locations in which the Company or the Company’s customers operate or elsewhere may adversely affect the Company’s employees, ability to conduct business, results of operations and financial condition; the failure to comply with the applicable requirements of Mastercard or Visa contracts and rules; the failure to comply with the Treasury Regulations applicable to non-bank custodians; changes in interest rates and the rate of inflation; the ability to attract and retain employees; limitations on or compression of interchange fees; the effects of the Company’s business expansion and acquisition efforts; the impact of changes to the Company’s credit standards; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; the impact of the Company’s debt instruments on the Company’s operations; the impact of leverage on the Company’s operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the impact of sales or dispositions of significant amounts of the Company’s outstanding common stock into the public market, or the perception that such sales or dispositions could occur; the possible dilution to the Company’s stockholders caused by the issuance of additional shares of common stock or equity-linked securities, whether as result of the Company’s convertible notes or otherwise; the incurrence of impairment charges if the Company’s assessment of the fair value of certain of its reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our annual report for the year ended December 31, 2021, filed on Form 10-K with the Securities and Exchange Commission on March 1, 2022. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Revenues
Payment processing revenue	$295,092	$231,049	$1,155,907	$858,990
Account servicing revenue	153,381	137,514	569,284	526,858
Finance fee revenue	99,878	75,902	360,468	255,323
Other revenue	70,259	53,073	264,852	209,371
Total revenues	618,610	497,538	2,350,511	1,850,542
Cost of services
Processing costs	142,653	135,693	558,911	482,870
Service fees	17,974	13,653	65,194	52,804
Provision for credit losses	58,041	12,966	179,897	45,114
Operating interest	7,195	2,138	20,579	9,157
Depreciation and amortization	25,969	28,293	105,869	112,164
Total cost of services	251,832	192,743	930,450	702,109
General and administrative	95,250	81,418	343,901	326,878
Sales and marketing	76,566	72,901	311,833	319,078
Depreciation and amortization	39,813	42,117	157,999	160,477
Impairment charges	—	—	136,486	—
Operating income (loss)	155,149	108,359	469,842	342,000
Financing interest expense	(34,762)	(30,172)	(130,690)	(128,422)
Net foreign currency gain (loss)	15,145	(964)	(22,702)	(12,339)
Change in fair value of contingent consideration	(3,988)	4,800	(139,088)	(40,100)
Other income	—	—	—	3,617
Net unrealized (losses) gains on financial instruments	(7,077)	19,720	83,184	39,190
Income (loss) before income taxes	124,467	101,743	260,546	203,946
Income tax provision (benefit)	35,776	50,883	93,085	67,807
Net income (loss)	88,691	50,860	167,461	136,139
Less: Net (loss) income from non-controlling interests	—	(253)	268	846
Net income (loss) attributable to WEX Inc.	88,691	51,113	167,193	135,293
Change in value of redeemable non-controlling interest	—	(62,873)	34,245	(135,156)
Net income (loss) attributable to shareholders	$88,691	$(11,760)	$201,438	$137

Net income (loss) attributable to shareholders per share:
Basic	$2.03	$(0.26)	$4.54	$—
Diluted	$2.02	$(0.26)	$4.50	$—
Weighted average common shares outstanding:
Basic	43,660	44,880	44,398	44,718
Diluted	43,980	44,880	44,724	45,312

WEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,
	2022	2021
Assets
Cash and cash equivalents	$921,978	$588,923
Restricted cash	937,755	667,915
Accounts receivable	3,275,663	2,891,242
Investment securities	1,395,272	948,677
Securitized accounts receivable, restricted	143,198	125,186
Prepaid expenses and other current assets	143,283	77,569
Total current assets	6,817,149	5,299,512
Property, equipment and capitalized software	202,229	179,531
Goodwill and other intangible assets	4,202,489	4,551,353
Investment securities	47,998	39,650
Deferred income taxes, net	13,364	5,635
Other assets	246,000	231,147
Total assets	$11,529,229	$10,306,828
Liabilities and Stockholders’ Equity
Accounts payable	$1,365,776	$1,021,911
Accrued expenses and other current liabilities	643,904	527,585
Restricted cash payable	937,147	668,014
Short-term deposits	3,144,602	2,026,420
Short-term debt, net	202,638	155,769
Total current liabilities	6,294,067	4,399,699
Long-term debt, net	2,522,206	2,695,365
Long-term deposits	334,183	652,214
Deferred income taxes, net	142,156	192,965
Other liabilities	587,104	273,706
Total liabilities	9,879,716	8,213,949

Redeemable non-controlling interest	—	254,106
Total stockholders’ equity	1,649,513	1,838,773
Total liabilities and stockholders’ equity	$11,529,229	$10,306,828

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year ended December 31,
	2022	2021

Net cash provided (used) by operating activities[1]	$679,425	$(42,579)

Cash flows from investing activities
Purchases of property, equipment and capitalized software	(112,875)	(86,041)
Proceeds from sale of equity investment	—	3,117
Purchases of equity securities and other investments	(2,888)	(318)
Purchases of available-for-sale debt securities	(658,405)	(994,035)
Sales and maturities of available-for-sale debt securities	60,852	34,955
Acquisition of intangible assets	(3,338)	—
Acquisitions, net of cash and restricted cash acquired	—	(558,784)
Net cash used for investing activities	(716,654)	(1,601,106)

Cash flows from financing activities
Repurchase of share-based awards to satisfy tax withholdings	(18,888)	(23,457)
Purchase of treasury shares	(282,787)	—
Proceeds from stock option exercises	4,952	44,197
Restricted cash payable[1]	305,409	192,977
Net change in deposits	801,592	1,620,284
Net activity on debt [2]	(129,019)	(237,755)
Net cash provided by financing activities[1]	681,259	1,596,246

Effect of exchange rates on cash, cash equivalents and restricted cash	(41,135)	(25,376)
Net change in cash, cash equivalents and restricted cash	602,895	(72,815)
Cash, cash equivalents and restricted cash, beginning of year	1,256,838	1,329,653
Cash, cash equivalents and restricted cash, end of year	$1,859,733	$1,256,838

[1] The change in restricted cash payable for the year ended December 31, 2021 has been reclassified from net cash provided by operating activities to net cash provided by financing activities to conform to the current period presentation.

[2] Net activity on debt includes: borrowings and repayments on revolving credit facility; borrowings and repayments on term loans; redemption of notes; issuance costs; net change in securitized debt; and net activity on other debt.

Exhibit 1
Reconciliation of Non - GAAP Measures
Reconciliation of GAAP Net Income Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,
	2022		2021
		per diluted share		per diluted share
Net income (loss) attributable to shareholders	$88,691	$2.02	$(11,760)	$(0.26)
Unrealized loss (gain) on financial instruments	7,077	0.16	(19,720)	(0.44)
Net foreign currency (gain) loss	(15,145)	(0.34)	964	0.02
Acquisition-related intangible amortization	42,757	0.97	46,981	1.05
Other acquisition and divestiture related items	2,731	0.06	8,035	0.18
Stock-based compensation	22,334	0.51	13,779	0.31
Other costs	13,523	0.31	7,518	0.17
Debt restructuring and debt issuance cost amortization	4,656	0.10	2,336	0.05
Change in fair value of contingent consideration	3,988	0.09	(4,800)	(0.11)
ANI adjustments attributable to non-controlling interest	—	—	62,176	1.39
Tax related items	(17,804)	(0.41)	11,264	0.25
Dilutive impact of stock awards[1]	—	—	—	(0.03)
Dilutive impact of convertible debt [2]	—	(0.03)	—	—
Adjusted net income attributable to shareholders	$152,808	$3.44	$116,773	$2.58

	Year Ended December 31,
	2022		2021
		per diluted share		per diluted share
Net income attributable to shareholders	$201,438	$4.50	$137	$—
Unrealized gains on financial instruments	(83,184)	(1.86)	(39,190)	(0.86)
Net foreign currency loss	22,702	0.51	12,339	0.27
Acquisition-related intangible amortization	170,500	3.81	181,694	4.01
Other acquisition and divestiture related items	17,874	0.40	36,916	0.81
Stock-based compensation	100,694	2.25	76,550	1.70
Other costs	38,434	0.86	23,171	0.52
Impairment charges	136,486	3.05	—	—
Debt restructuring and debt issuance cost amortization	17,333	0.39	21,768	0.48
Change in fair value of contingent consideration	139,088	3.11	40,100	0.88
ANI adjustments attributable to non-controlling interests	(34,587)	(0.77)	132,030	2.91
Tax related items	(115,781)	(2.59)	(71,458)	(1.58)
Dilutive impact of convertible debt [2]	—	(0.13)	—	—
Adjusted net income attributable to shareholders	$610,997	$13.53	$414,057	$9.14

1 As the Company reported net losses for the fourth quarter of 2021, the diluted weighted average shares outstanding equal the basic weighted average shares outstanding for this period under U.S. Generally Accepted Accounting Principles ("GAAP"). The non-GAAP adjustments described above resulted in adjusted net income attributable to shareholders (versus a loss on a GAAP basis) for the fourth quarter of 2021. Therefore, dilutive common stock equivalents have been included in the calculation of adjusted diluted weighted average shares outstanding to arrive at adjusted per share data.

[2] During the quarter and year ended December 31, 2022, the dilutive impact of convertible notes has been calculated under the 'if-converted' method. Under such method, $3.8 million and $15.1 million of interest expense associated with our convertible notes, net of tax, was added back to adjusted net income for the three and twelve months ended December 31, 2022, respectively, and approximately 1.6 million shares of the Company’s common stock associated with the assumed conversion of the convertible notes as of the beginning of the periods were included in the calculations of adjusted net income per diluted share, as the effect of including such adjustments was dilutive. The total number of share used in calculating Adjusted Net Income per diluted shares for the three and twelve months ended December 31, 2022 is 45.5 million and 46.3 million, respectively.

Reconciliation of GAAP Operating Income to Total Segment Adjusted Operating Income and Adjusted Operating Income
(in thousands)
(unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating income	$155,149	$108,359	$469,842	$342,000
Unallocated corporate expenses	20,569	23,858	84,484	78,218
Acquisition-related intangible amortization	42,757	46,981	170,500	181,694
Other acquisition and divestiture related items	2,731	8,035	17,874	40,533
Stock-based compensation	22,334	13,779	100,694	76,550
Other costs	14,952	7,518	39,863	23,171
Debt restructuring costs	—	129	43	6,185
Impairment charges	—	—	136,486	—
Total segment adjusted operating income	$258,492	$208,659	$1,019,786	$748,351
Unallocated corporate expenses	(20,569)	(23,858)	(84,484)	(78,218)
Adjusted operating income	$237,923	$184,801	$935,302	$670,133

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, change in fair value of contingent consideration, acquisition-related intangible amortization, other acquisition and divestiture related items,, stock-based compensation, other costs, impairment charges, debt restructuring and debt issuance cost amortization, similar adjustments attributable to our non-controlling interests and certain tax related items.

The Company's non-GAAP adjusted operating income excludes acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, debt restructuring costs and impairment charges. Total segment adjusted operating income incorporates these same adjustments and further excludes unallocated corporate expenses.

Although adjusted net income, adjusted operating income and total segment adjusted operating income are not calculated in accordance with GAAP, these non-GAAP measures are integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses segment adjusted operating income to allocate resources among our operating segments. The Company considers these measures integral because they exclude the above specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company’s underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments. Additionally, the non-cash, mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate;
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, accounts receivable and accounts payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations;
  The change in fair value of contingent consideration, which is related to the acquisition of certain contractual rights to serve as custodian or sub-custodian to HSAs, is dependent upon changes in future interest rate assumptions and has no significant impact on the ongoing operations of the Company. Additionally, the non-cash, mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate;
  The Company considers certain acquisition-related costs, including certain financing costs, investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses on divestitures facilitates the comparison of our financial results to the Company’s historical operating results and to other companies in our industry;
  Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time;
  Other costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. This also includes non-recurring professional service costs, costs related to certain identified initiatives, including restructuring and technology initiatives, to further streamline the business, improve the Company’s efficiency, create synergies and globalize the Company’s operations, all with an objective to improve scale and efficiency and increase profitability going forward. For the year ended December 31, 2021, other costs additionally include a penalty incurred on a vendor contract termination;
  Impairment charges represent non-cash asset write-offs, which do not reflect recurring costs that would be relevant to the Company’s continuing operations. The Company believes that excluding these nonrecurring expenses facilitates the comparison of our financial results to the Company’s historical operating results and to other companies in its industry;
  Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method, which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry;
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, have no significant impact on the ongoing operations of the business;
  The tax related items are the difference between the Company’s GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s GAAP tax provision; and
  The Company does not allocate certain corporate expenses to our operating segments, as these items are centrally controlled and are not directly attributable to any reportable segment.

For the same reasons, WEX believes that adjusted net income, adjusted operating income and total segment adjusted operating income may also be useful to investors when evaluating the Company's performance. However, because adjusted net income, adjusted operating income and total segment adjusted operating income are non-GAAP measures, they should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income, adjusted operating income and total segment adjusted operating income as used by WEX may not be comparable to similarly titled measures employed by other companies.

Reconciliation of GAAP Operating Cash Flow to Adjusted Free Cash Flow

The Company’s non-GAAP adjusted free cash flow is calculated as cash generated from operations, less net purchases of current investment securities and capital expenditures plus the change in net deposits. Although non-GAAP adjusted free cash flow is not calculated in accordance with GAAP, WEX believes that adjusted free cash flow is a useful measure for investors to further evaluate our results of operations because (i) adjusted free cash flow indicates the level of cash generated by the operations of the business after appropriate reinvestment for recurring investments in property, equipment and capitalized software that are required to operate the business; (ii) changes in net deposits occur on a daily basis as a regular part of operations; and (iii) purchases of current investment securities are made as a result of deposits gathered operationally. However, because adjusted free cash flow is a non-GAAP measure, it should not be considered as a substitute for, or superior to, operating cash flow as determined in accordance with GAAP. In addition, adjusted free cash flow as used by WEX may not be comparable to similarly titled measures employed by other companies. The following table reconciles GAAP operating cash flow to adjusted free cash flow for the year ended December 31, 2022 and 2021.

Reconciliation of GAAP Operating Cash Flows to Adjusted Free Cash Flows
(in thousands)
(unaudited)
	Year ended December 31,
	2022	2021
Operating cash flow, as reported[1]	$679,425	$(42,579)
Adjusted for certain investing and financing activities:
Increases in net deposits	801,592	1,620,284
Less: Purchases of current available-for-sale debt securities, net of sales and maturities	(585,754)	(956,221)
Less: Capital expenditures	(112,875)	(86,041)
Adjusted free cash flow	$782,388	$535,443
[1] See Condensed Consolidated Statement of Cash Flows on page 6 of this release for further information regarding a reclassification affecting the prior year's operating cash flow.

Exhibit 2 below shows the impact of certain macro factors on reported revenue and adjusted net income:

Exhibit 2
Segment Revenue Results
(in thousands)
(unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended December 31,
	2022	2021	2022	2021	2022	2021	2022	2021
Reported revenue	$367,208	$306,829	$110,672	$81,512	$140,730	$109,197	$618,610	$497,538
FX impact (favorable) / unfavorable	$4,589	$—	$4,087	$—	$—	$—	$8,676	$—
PPG impact (favorable) / unfavorable	$(34,163)	$—	$—	$—	$—	$—	$(34,163)	$—
	Year ended December 31,
	2022	2021	2022	2021	2022	2021	2022	2021
Reported revenue	$1,443,664	$1,111,415	$402,308	$324,918	$504,539	$414,209	$2,350,511	$1,850,542
FX impact (favorable) / unfavorable	$16,792	$—	$14,813	$—	$—	$—	$31,605	$—
PPG impact (favorable) / unfavorable	$(195,231)	$—	$—	$—	$—	$—	$(195,231)	$—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, exclusive of revenue derived from 2021 acquisitions for one year following the acquisition dates.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue subject to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, exclusive of revenue derived from 2021 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

Segment Estimated Earnings Impact
(in thousands)
(unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended December 31,
	2022	2021	2022	2021	2022	2021
FX impact (favorable) / unfavorable	$2,132	$—	$1,106	$—	$48	$—
PPG impact (favorable) / unfavorable	$(22,418)	$—	$—	$—	$—	$—
	Year ended December 31,
	2022	2021	2022	2021	2022	2021
FX impact (favorable) / unfavorable	$8,288	$—	$9,570	$—	$70	$—
PPG impact (favorable) / unfavorable	$(125,127)	$—	$—	$—	$—	$—

To determine the estimated earnings impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, amounts were translated using the weighted average exchange rates for the same period in the prior year, net of tax, exclusive of revenue and expenses derived from 2021 acquisitions for one year following the acquisition dates.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes, exclusive of revenue and expenses derived from 2021 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interests and applicable taxes.

	Exhibit 3
	Selected Non-Financial Metrics
	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021
Fleet Solutions:
Payment processing transactions (000s) (1)	139,156	145,257	143,163	132,663	132,894
Payment processing gallons of fuel (000s) (2)	3,610,168	3,729,664	3,690,875	3,549,865	3,569,979
Average US fuel price (US$ / gallon)	$4.34	$4.54	$4.98	$3.95	$3.42
Payment processing $ of fuel (000s) (3)	$15,936,630	$17,205,436	$18,639,733	$14,390,257	$12,600,745
Net payment processing rate (4)	1.11%	1.10%	1.09%	1.06%	1.16%
Payment processing revenue (000s)	$177,391	$188,584	$202,359	$151,906	$146,333
Net late fee rate (5)	0.56%	0.48%	0.38%	0.44%	0.48%
Late fee revenue (000s) (6)	$89,990	$83,194	$70,830	$63,110	$60,101
Travel and Corporate Solutions:
Purchase volume (000s) (7)	$17,085,097	$20,656,953	$17,119,962	$11,809,450	$10,916,015
Net interchange rate (8)	0.58%	0.49%	0.52%	0.55%	0.63%
Payment solutions processing revenue (000s)	$98,532	$101,533	$88,608	$65,075	$68,747
Health and Employee Benefit Solutions:
Purchase volume (000s) (9)	$1,374,373	$1,350,466	$1,514,004	$1,630,218	$1,146,436
Average number of SaaS accounts (000s) (10)	18,549	18,196	17,572	17,847	16,222

Definitions and explanations:
(1) Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.
(2) Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.
(3) Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.
(4) Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.
(5) Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.
(6) Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.
(7) Purchase volume represents the total dollar value of all WEX issued transactions that use WEX corporate card products and virtual card products.
(8) Net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.
(9) Purchase volume represents the total US dollar value of all transactions where interchange is earned by WEX.
(10) Average number of Health and Employee Benefit Solutions accounts represents the number of active Consumer Directed Health, COBRA, and billing accounts on our SaaS platforms in the United States.

Exhibit 4
Segment Revenue Information
(in thousands)
(unaudited)
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
Fleet Solutions	2022	2021	Amount	Percent	2022	2021	Amount	Percent
Payment processing revenue	$177,391	$146,333	$31,058	21%	$720,242	$513,365	$206,877	40%
Account servicing revenue	41,224	42,395	(1,171)	(3)%	169,159	168,350	809	—%
Finance fee revenue	99,705	75,679	24,026	32%	359,672	254,306	105,366	41%
Other revenue	48,888	42,422	6,466	15%	194,591	175,394	19,197	11%
Total revenues	$367,208	$306,829	$60,379	20%	$1,443,664	$1,111,415	$332,249	30%

	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
Travel and Corporate Solutions	2022	2021	Amount	Percent	2022	2021	Amount	Percent
Payment processing revenue	$98,532	$68,747	$29,785	43%	$353,748	$274,092	$79,656	29%
Account servicing revenue	10,944	11,340	(396)	(3)%	42,850	44,157	(1,307)	(3)%
Finance fee revenue	128	180	(52)	(29)%	647	873	(226)	(26)%
Other revenue	1,068	1,245	(177)	(14)%	5,063	5,796	(733)	(13)%
Total revenues	$110,672	$81,512	$29,160	36%	$402,308	$324,918	$77,390	24%

	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
Health and Employee Benefit Solutions	2022	2021	Amount	Percent	2022	2021	Amount	Percent
Payment processing revenue	$19,169	$15,969	$3,200	20%	$81,917	$71,533	$10,384	15%
Account servicing revenue	101,213	83,779	17,434	21%	357,275	314,351	42,924	14%
Finance fee revenue	45	43	2	5%	149	144	5	3%
Other revenue	20,303	9,406	10,897	116%	65,198	28,181	37,017	131%
Total revenues	$140,730	$109,197	$31,533	29%	$504,539	$414,209	$90,330	22%
Exhibit 5
Segment Adjusted Operating Income and Adjusted Operating Income Margin Information
(in thousands)
(unaudited)
	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Three Months Ended December 31,		Three Months Ended December 31,
	2022	2021	2022	2021
Fleet Solutions	$165,848	$156,107	45.2%	50.9%
Travel and Corporate Solutions	$53,030	$31,631	47.9%	38.8%
Health and Employee Benefit Solutions	$39,614	$20,921	28.1%	19.2%
Total segment adjusted operating income	$258,492	$208,659	41.8%	41.9%

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Year Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Fleet Solutions	$693,439	$557,083	48.0%	50.1%
Travel and Corporate Solutions	$192,665	$86,860	47.9%	26.7%
Health and Employee Benefit Solutions	$133,682	$104,408	26.5%	25.2%
Total segment adjusted operating income	$1,019,786	$748,351	43.4%	40.4%

(1) Segment adjusted operating income margin is derived by dividing segment adjusted operating income by the revenue of the corresponding segment (or the entire Company in the case of total segment adjusted operating income). See Exhibit 1 for a reconciliation of GAAP operating income to total segment adjusted operating income.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Adjusted operating income	$237,923	$184,801	$935,302	$670,133
Adjusted operating income margin (1)	38.5%	37.1%	39.8%	36.2%
(1) Adjusted operating income margin is derived by dividing adjusted operating income by total revenue. See Exhibit 1 for a reconciliation of GAAP operating income to adjusted operating income.

Contacts

News media:
WEX
Rob Gould, 207-523-7429
Robert.Gould@wexinc.com
or
Investors:
WEX
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com